                                                                     EXHIBIT 4.1


                      PREFERRED STOCK INVESTMENT AGREEMENT


     PREFERRED STOCK INVESTMENT AGREEMENT ("AGREEMENT") dated as of March 3, 1998 between General Magic, Inc., a Delaware corporation (the "COMPANY"), and each person or entity listed as an investor on Schedule I attached to this Agreement (each individually an "INVESTOR" and collectively the "INVESTORS").


                              W I T N E S S E T H:

     WHEREAS, the Company desires to sell and issue to the Investors, and the Investors wish to purchase from the Company 5,000 shares (with another 5,000 of such shares being issuable at the option of the Company, and another 2,000 of such shares being purchasable at the option of the Investors, only upon the terms and subject to the conditions specified in Section 3.15 and/or Section 3.16, respectively, of this Agreement) of the Company's 5 "% Cumulative Convertible Series B Preferred Stock, liquidation preference $1,000 per share (all of such shares being the "PREFERRED SHARES"), having the rights, designations and preferences set forth in the Certificate of Designations (the "CERTIFICATE") in the form of Exhibit 1.1A attached hereto, on the terms and conditions set forth herein; and

     WHEREAS, the Preferred Shares will be convertible into shares ("COMMON SHARES") of common stock, par value $0.001, of the Company ("COMMON STOCK"), pursuant to the terms of the Certificate, and the Investors will have registration rights with respect to such Common Shares and the Warrant Shares (each as defined herein), pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Investors substantially in the form of Exhibit 4.2(f) hereto ("REGISTRATION RIGHTS AGREEMENT"); and

     WHEREAS, to induce the Investors to purchase the Preferred Shares, the Company has agreed to issue to the Investors warrants exercisable for 400,000 shares of Common Stock and additional warrants exercisable for up to 400,000 shares of Common Stock in the case of a mandatory future purchase pursuant to
Section 3.15 or up to 200,000 shares of Common Stock in the case of an optional future purchase pursuant to Section 3.16, in the form attached as Exhibit 1.1B (in each case, and/or collectively, as the context may reasonably and logically require the "WARRANTS");

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                      PURCHASE AND SALE OF PREFERRED SHARES

     Section 1.1 Issuance of Preferred Shares. Upon the following terms and conditions, the Company shall issue and sell to each Investor severally, and each Investor severally shall purchase from the Company, the number of Preferred Shares indicated next to such Investor's name on Schedule I attached hereto.

          (a) Purchase Price. The purchase price for the Preferred Shares to be acquired by each Investor (the "PURCHASE PRICE") shall be the Purchase Price set forth next to such Investor's name on Schedule I.

          (b)  The Closing.

               (i) The closing of the purchase and sale of 5,000 Preferred Shares and the initial Warrants for 400,000 shares of Common Stock (the "CLOSING"), shall take place at the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C. ("INVESTORS' COUNSEL"), at 10:00 am., local time on the later of the following: (x) the date on which the last to be fulfilled or waived of the conditions set forth in Article IV hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (y) such other time and place and/or on such other date as the Investors and the Company may agree. The date on which the Closing occurs is referred to herein as the "CLOSING DATE".

               (ii) On the Closing Date, the Company shall deliver to each Investor (x) certificates (with the number of and denomination of such certificates requested by such Investor) representing the Preferred Shares purchased hereunder by such Investor at the Closing registered in the name of such Investor or its nominee and (y) such Warrants registered in the name of such Investor or its nominee in such denominations as reasonably requested by such Investor, and such Investor shall deliver to the Company the Purchase Price for the Preferred Shares purchased by such Investor hereunder by wire transfer in immediately available funds to an account designated in writing by the Company. The delivery of payment by each Investor of the Purchase Price applicable to it as set forth in this paragraph shall constitute a payment delivered to the Company in satisfaction of such Investor's obligation to pay the Purchase Price hereunder. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the applicable Closing.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each of the Investors as of the date hereof and on each Closing Date:

          (a) Organization and Qualification; Material Adverse Effect. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any direct or indirect subsidiaries other than the subsidiaries listed on Schedule 2.1 attached hereto. Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any adverse effect on the business, operations, properties, prospects, or financial condition of the entity with respect to which such term is used and which is (either alone or together with all other adverse effects) material to such entity and other entities controlling or controlled by such entity taken as a whole, and any material adverse effect on the transactions contemplated under this Agreement, the Registration Rights Agreement or any other agreement or document contemplated hereby or thereby.

          (b) Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Warrants and the Registration Rights Agreement and to issue the Preferred Shares in accordance with the terms hereof, (ii) the execution and delivery of this Agreement, the Warrants and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Preferred Shares and the Warrant Shares and the resolutions contained in the Certificate, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or stockholders is required, (iii) this Agreement, the Warrants and the Registration Rights Agreement have been duly executed and delivered by the Company, (iv) this Agreement, the Warrants, the Certificate and the Registration Rights Agreement constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application, and (v) the Preferred Shares have been duly authorized and, upon issuance thereof in accordance with the terms of this Agreement, the Preferred Shares and the Warrants will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances.

          (c) Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 500,000 shares of preferred stock, of which 50,000 shares are designated as "Series A Convertible Preferred Stock, par value $0.001"; there are 26,927,201 shares of Common Stock and 50,000 shares of Series A Convertible Preferred Stock issued and outstanding; and 5,018,640 shares of Common Stock are reserved for issuance upon the exercise of outstanding employee and non-employee director stock options, 773,863 shares of Common Stock are available for future option grants, and no other shares of preferred stock are reserved for issuance to persons other than the Investors. After the Closing, 9,421,503 shares of Common Stock and no shares of preferred stock will be reserved for issuance to persons other than the Investors. All of the outstanding shares of the Company's Common Stock and preferred stock have been validly issued and are fully paid and nonassessable. Except as set forth in
Schedule 2.1, no shares of capital stock are entitled to preemptive rights; and there are as of the date hereof outstanding options for 5,018,640 shares of Common Stock and no outstanding warrants for shares of Common Stock (excluding the Warrants). The Company's issued and outstanding preferred stock is, and will be, in all respects junior to the Preferred

Shares, except the Preferred Shares will be pari passu with the Company's Series A Convertible Preferred Stock as described in the Certificate. Except as set forth in Schedule 2.1, there are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of the Company. Attached hereto as Exhibit 2.1(c)(i) is a true and correct copy of the Company's Certificate of Incorporation (the "CHARTER"), as in effect on the date hereof, and attached hereto as Exhibit 2.1(c)(ii) is a true and correct copy of the Company's By-Laws, as in effect on the date hereof (the "BY-LAWS").

          (d) Issuance of Common Shares. The Common Shares and the shares of Common Stock issuable upon the exercise of the Warrants (the "WARRANT SHARES") are duly authorized and reserved for issuance and, upon such conversion and/or purchase in accordance with the Certificate and/or exercise in accordance with the Warrants such Common Shares and Warrant Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and entitled to be traded on the Nasdaq National Market System ("NASDAQ NMS") (or the American Stock Exchange, the Nasdaq Small Cap Market or the New York Stock Exchange, collectively with the Nasdaq NMS, the "APPROVED MARKETS"), and the holders of such Common Shares and Warrant Shares shall be entitled to all rights and preferences accorded to a holder of Common Stock. The outstanding shares of Common Stock are currently listed on the Nasdaq NMS.

           (e) No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Warrants by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and the filing of the Certificate do not and will not (i) result in a violation of the Company's Charter or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. The business of the Company and its direct and indirect subsidiaries is being conducted in material compliance with all applicable laws, ordinances or regulations of any governmental entity. The Company is not required under Federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement and the Certificate and the Warrants or issue and sell the Preferred Stock in accordance with the terms hereof and issue the Common Shares upon conversion thereof and issue the Warrant Shares on exercise of the Warrants, except for the registration provisions provided in the Registration Rights Agreement, provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investors herein.

          (f) SEC Documents; Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the

Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the SEC (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC DOCUMENTS"). The Company has delivered or made available to the Investors true and complete copies of all SEC Documents (including, without limitation, proxy information and solicitation materials and registration statements) filed with the SEC since December 31, 1996 and all annual SEC Documents filed with the SEC since December 31, 1995. The Company has not provided to the Investor any material non-public information or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning the Company, and no event or circumstance has occurred which would require the Company to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading on the date hereof or on the Closing Date but which has not been so disclosed. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (g) Principal Exchange/Market. The principal market on which the Common Stock is currently traded is the Nasdaq NMS.

          (h) No Material Adverse Change. Since January 1, 1997, except as disclosed in the SEC Documents, no Material Adverse Effect has occurred or exists, and no event or circumstance has occurred that with notice or the passage of time or both is reasonably likely to result in a Material Adverse Effect with respect to the Company or its subsidiaries.

          (i) No Undisclosed Liabilities. The Company and its subsidiaries have no liabilities or obligations not disclosed in the SEC Documents or on Schedule 2.1, other than those liabilities incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since September 30, 1997, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its direct or indirect subsidiaries.

          (j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its direct or indirect subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

          (k) No General Solicitation. Neither the Company, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933, as amended (the "ACT")) in connection with the offer or sale of the Preferred Shares, Warrants, Common Shares or Warrant Shares.

          (l) No Integrated Offering. Neither the Company, nor any of its affiliates, nor to its knowledge any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Preferred Shares, the Warrants or the Common Shares or Warrant Shares under the Act.

          (m) Form S-3. The Company is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) for secondary offerings on Form S-3 under the Act and rules promulgated thereunder, and Form S-3 is permitted to be used for the transactions contemplated hereby under the Act and rules promulgated thereunder.

          (n) Intellectual Property. The Company (and/or its wholly-owned subsidiaries) owns or has licenses to use certain patents, copyrights and trademarks ("INTELLECTUAL PROPERTY") associated with its business. Except as set forth in Schedule 2.1, the Company and its subsidiaries have all intellectual property rights which are needed to conduct the business of the Company and its subsidiaries as it is now being conducted or as proposed to be conducted as disclosed in the SEC Documents. Other than as set forth in Schedule 2.1, the Company and its subsidiaries have no reason to believe that the intellectual property rights which it owns are invalid or unenforceable or that the use of such intellectual property by the Company or its subsidiaries infringes upon or conflicts with any right of any third party, and neither the Company nor any of its subsidiaries has received notice of any such infringement or conflict. Except as set forth in Schedule 2.1, the Company and its subsidiaries have no knowledge of any infringement of its intellectual property by any third party.

          (o) Shareholder Rights Plan. None of the acquisition of Preferred Shares, Warrants, Common Shares or Warrant Shares nor the deemed beneficial ownership of shares of Common Stock prior to, or the acquisition of such shares pursuant to, the conversion of Preferred Shares or the exercise of the Warrants will in any event under any circumstance trigger the poison pill provisions of any stockholders' rights or similar agreements, or a substantially similar occurrence under any successor or similar plan.

          (p) No Litigation. Except as set forth in the SEC Documents delivered to the Investors prior to the date of this Agreement ("PRE-AGREEMENT SEC DOCUMENTS") and on Schedule 2.1, no litigation or claim (including those for unpaid taxes) against the Company or any of its subsidiaries is pending or, to the Company's knowledge, threatened, and no other event has occurred, which if determined adversely could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to materially and adversely effect the transactions contemplated hereby. The legal proceedings described in the Pre-Agreement SEC Documents will not have an effect on the transactions contemplated hereby, and will not have a Material Adverse Effect on the Company.

          (q) Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company or any Investor relating to this Agreement or the transactions contemplated hereby.

          (r) Acknowledgement of Dilution. The number of shares of Common Stock constituting Common Shares or Warrant Shares may increase substantially in certain circumstances, including the circumstance where the trading price of the Common Stock declines. The Company acknowledges that its obligation to issue Common Shares upon conversion of Preferred Shares and Warrant Shares upon exercise of the Warrants is absolute and unconditional, regardless of the dilution that such issuance may have on other shareholders of the Company.

          (s) Other Investors. Except as set forth on Schedule 2.1, there are no outstanding securities issued by the Company that are entitled to registration rights under the Act. Except as set forth in Schedule 2.1, there are no outstanding securities issued by the Company that are directly or indirectly convertible into, exercisable into, or exchangeable for, shares of Common Stock of the Company, that have anti-dilution or similar rights that would be affected by the issuance of the Preferred Shares, the Common Shares, the Warrant Shares or the Warrants.

          (t) Certain Transactions. Except as disclosed in the SEC Documents and on Schedule 2.1 and except for arm's length transactions pursuant to which the Company or any of its direct or indirect subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Company or any of its direct or indirect subsidiaries could obtain from third parties, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its direct or indirect subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          (u) Permits; Compliance. The Company and each of its direct and indirect subsidiaries is in possession of all franchises, grants, uthorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"), and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits except for such Company Permits the failure of which to possess, or the cancellation or suspension of which, would not, individually or in the aggregate, have a material adverse effect on the Company. Neither the Company nor any of it direct or indirect subsidiaries is in material conflict with, or in material default or material violation of, any of the Company Permits. Since January 1, 1997, neither the Company nor any of its direct or indirect Subsidiaries has received any notification with respect to possible material conflicts, material defaults or material violations of applicable laws.

          (v) Insurance. The Company and each of its direct and indirect subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its direct and indirect subsidiaries are engaged. Neither the Company nor any such direct or indirect subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

          (w) Internal Accounting Controls. The Company and each of its direct and indirect subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,
(iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (x) Margin Accounts. To the Company's knowledge, at no time since January 1, 1997 has any director or executive officer of the Company maintained more than 15% of such individual's Common Stock in a margin account or placed more than 15% of such individual's Common Stock in a situation which could have resulted in an involuntary sale thereof.

          (y) NASD Contacts. Since July 30, 1997, the Company has not been contacted by the National Association of Securities Dealers ("NASD"), either orally or in writing, concerning potential delisting of the Common Stock from the Nasdaq NMS.

     Section 2.2 Representations and Warranties of the Investors. Each of the Investors, severally (as to itself) and not jointly, hereby makes the following representations and warranties to the Company as of the date hereof and on the Closing Date:

          (a) Authorization; Enforcement. (i) Such Investor has the requisite power and authority to enter into and perform this Agreement and the Registration Rights Agreement and to purchase the Preferred Shares being sold hereunder or in accordance with the Certificate and to acquire the Warrant Shares, (ii) the execution and delivery of this Agreement and the Registration Rights Agreement by such Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and (iii) this Agreement and the Registration Rights Agreement constitute valid and binding obligations of such Investor enforceable against such Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

          (b) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the performance under the Warrants and the consummation by such Investor of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of such Investor's organizational documents, or (ii) conflict with any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a material violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Investor. Such Investor is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement or the Registration Rights Agreement or the Warrants.

          (c) Investment Representation. Such Investor is purchasing the Preferred Shares and the Warrants for its own account and not with a view to distribution in violation of any securities laws. Such Investor has no present intention to sell the Preferred Shares, Warrants, Common Shares or Warrant Shares and such Investor has no present arrangement (whether or not legally binding) to sell the Preferred Shares, Warrants, Common Shares or Warrant Shares to or through any person or entity; provided, however, that by making the representations herein, such Investor does not agree to hold the Preferred Shares, Warrants, Common Shares or Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Preferred Shares, Warrants, Common Shares or Warrant Shares at any time in accordance with Federal and state securities laws applicable to such disposition.

          (d) Accredited Investor. Such Investor is an "accredited investor" as defined in Rule 501 promulgated under the Act. The Investor has such knowledge and experience in financial and business matters in general and investments in particular, so that such Investor is able to evaluate the merits and risks of an investment in the Preferred Shares and to protect its own interests in connection with such investment. In addition (but without limiting the effect of the Company's representations and warranties contained herein), such Investor has received such information as it considers necessary or appropriate for deciding whether to purchase the Preferred Shares pursuant hereto.

          (e) Rule 144. Such Investor understands that there is no public trading market for the Preferred Shares, that none is expected to develop, and that the Preferred Shares must be held indefinitely unless and until such Preferred Shares, or Common Shares received upon conversion thereof are registered under the Act or an exemption from registration is available. Such Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Act.

          (f) Brokers. Such Investor has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby, except for amount owing to AFO Capital LLC, which amounts will be paid exclusively by the Investors.

          (g) Reliance by the Company. Such Investor understands that the Preferred Shares and Warrants are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the Preferred Shares and Warrants.


                                   ARTICLE III

                                    COVENANTS

     Section 3.1 Registration and Listing; Effective Registration. Until such time as no Preferred Shares or Warrants are outstanding, the Company will cause the Common Stock to continue at all times to be registered under Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until such time as no Preferred Shares or Warrants are outstanding, the Company shall continue the listing or trading of the Common Stock on the Nasdaq NMS or one of the other Approved Markets and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Stock is listed. The Company shall cause the Common Shares and the Warrant Shares to be listed on the Nasdaq NMS no later than the registration of the Common Shares or the Warrant Shares under the Act, and shall continue such listing(s) on one of the Approved Markets. As used herein and in the Registration Rights Agreement, the Certificate, and the Warrants, the term "EFFECTIVE REGISTRATION" shall mean that all registration obligations of the Company pursuant to the Registration Rights Agreement and this Agreement have been satisfied, such registration is not subject to any suspension or stop order (other than suspensions or stop orders resulting in a Suspension Grace Period (as defined in the Registration Rights Agreement), which shall be excluded from this definition solely for purposes of determining the number of days by which the Mandatory Conversion Date (as defined in the Registration Rights Agreement) will be deferred for 1.5 days), the prospectus for the Common Shares issuable upon conversion of the Preferred Shares and the Warrant Shares issuable upon exercise of the Warrants is current and such Common Shares and Warrant Shares are listed for trading on one of the Approved Markets and such trading has not been suspended for any reason, and none of the Company or any direct or indirect subsidiary of the Company is subject to any bankruptcy, insolvency or similar proceeding.

     Section 3.2 Certificates on Conversion and Warrants on Exercise.

          (a) Upon any conversion by an Investor (or then holder of Preferred Shares) of the Preferred Shares pursuant to the Certificate, the Company shall issue and deliver to such Investor (or holder) within three (3) days of the Conversion Date (as defined in the Certificate) a new certificate or certificates for the number of Preferred Shares which such Investor (or holder) has not yet elected to convert but which are evidenced in part by the certificate(s) submitted to the Company in connection with such conversion (with the number of and denomination of such new certificate(s) designated by such Investor or holder).

          (b) Upon any partial exercise by an Investor (or then holder of the Warrants) of the Warrants, the Company shall issue and deliver to such Investor (or holder) within three (3) days of the date on which such Warrants are exercised, a new Warrant or Warrants representing the number of adjusted Warrant Shares, in accordance with the terms of Section 2 of the Warrants.

     Section 3.3 Replacement Certificates and Warrants.

          (a) The certificate(s) representing the Preferred Shares held by any Investor (or then holder) may be exchanged by such Investor (or such holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as requested by such Investor (or such holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

          (b) The Warrants will be exchangeable at the option of the Investor (or then holder of the Warrants) at the office of the Company for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of Warrant Shares as are purchasable under such Warrants. No service charge will be made for such transfer or exchange.

     Section 3.4 Expenses. The Company shall pay, at the Closing and promptly upon receipt of any further invoices relating to same, all reasonable due diligence fees and expenses and reasonable attorneys' fees and expenses of the Investors' Counsel, up to a maximum amount of $25,000, incurred by the Investors in connection with the preparation, negotiation, execution and delivery of this Agreement, the Registration Rights Agreement, the Certificate, the Warrants and the related agreements and documents and the transactions contemplated hereunder and thereunder. At Closing, the Company shall pay the amount due for such fees and expenses (which may include fees and expenses estimated to be incurred for completion of the transaction including post-closing matters). In the event such amount is ultimately less than the actual fees and expenses, the Company shall promptly pay such deficiency upon receipt of an invoice regarding same.

     Section 3.5 Securities Compliance. The Company shall notify the SEC and the Nasdaq NMS, in accordance with their requirements, of the transactions contemplated by this Agreement, the Certificate, the Registration Rights Agreement and the Warrants, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares hereunder, the Common Shares issuable upon conversion thereof, the Warrants and the Warrant Shares issuable upon exercise of the Warrants.

     Section 3.6 Notices. The Company agrees to provide all holders of Preferred Shares and Warrants with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such Common Share holders.

     Section 3.7 Use of Proceeds. The Company agrees that the proceeds received by the Company from the sale of the Preferred Shares hereunder shall be used for working capital purposes.

     Section 3.8 Reservation of Stock Issuable Upon Conversion and Upon Exercise of the Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares and the exercise of the Warrants, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares and the full exercise of the Warrants, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Preferred Shares and the full exercise of the Warrants, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, the Company agrees to reserve and at all times keep available solely for purposes of conversion of Preferred Shares and the exercise of the Warrants, such number of authorized but unissued shares of Common Stock that is at least equal to 400% of the aggregate shares issuable upon conversion of Preferred Shares, and 150% of the aggregate shares issuable on exercise of Warrants, which number may be reduced by the number of Common Shares or Warrant Shares actually delivered pursuant to conversion of Preferred Shares under the Certificate or exercise of the Warrants and shall be appropriately adjusted for any stock split, reverse split, stock dividend or reclassification of the Common Stock. If the Company falls below the reserves specified in the immediately preceding sentence and does not cure such non-compliance within 10 days of the beginning of such non-compliance, then the Investors will be entitled to the default adjustments specified in Section 2(b)(iv)(a) of the Registration Rights Agreement. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all the then outstanding Preferred Shares or the full exercise of the Warrants, the Investors shall be entitled to, inter alia, the premium price redemption rights provided in the Registration Rights Agreement.

     Section 3.9 Best Efforts. The parties shall use their best efforts to satisfy timely each of the conditions described in Article IV of this Agreement.

     Section 3.10 Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Preferred Shares, Warrants, Common Shares and Warrant Shares, as required under Regulation D and to provide a copy thereof to each Investor promptly after such filing. The Company shall, on or before each Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Preferred Shares, Warrants, Common Shares and Warrant Shares for sale to the Investors at the applicable Closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to each Investor on or prior to the Closing Date.

     Section 3.11 No Senior Securities. The Company agrees that neither the Company nor any direct or indirect subsidiary of the Company shall (i) create, incur, assume, guarantee, secure or in any manner become liable in respect of any indebtedness, or permit any liens, claims or encumbrances to exist against the Company or any direct or indirect subsidiary of the Company or any of their assets, except for indebtedness incurred and liens created in the ordinary course of business consistent with past practices, (including without limitation equipment financing occurring in the ordinary course of business consistent with past practices), or (ii) subject to Section 3.13, issue any shares of its preferred stock or any securities convertible into its preferred stock without prior written approval of such preferred stock (or convertible security) issuance by a majority in interest of the holders of outstanding Preferred Shares, except for preferred stock which is junior to the Preferred Shares in all respects, until (A) if the Company's rights under Section 3.15 have expired or been waived, the earlier of the twelve (12) month anniversary of the Closing Date and the date on which in excess of eighty percent (80%) of the Preferred Shares then issued have been converted or (B) if the Company has compelled the Investors to purchase additional Preferred Shares pursuant to Section 3.15 or its rights thereunder have not expired or been waived, on the earlier of the twelve (12) month anniversary of the date of purchase (or the last possible date of purchase) pursuant to Section 3.15 and the date on which in excess of eighty percent (80%) of the Preferred Shares then issued and issuable under Section
3.15 have been converted, but in any event the limitation imposed by this
Section 3.11(ii) will expire not later than the twenty-four (24) month anniversary of the Closing Date, at which time the Company will be permitted to issue preferred stock that is pari passu with the Preferred Shares; provided that (subject to Section 3.13) the Company may issue such pari passu preferred stock (or convertible securities) at any time as part of bona fide registered public offering by the Company pursuant to a firm commitment underwriting led by a nationally recognized underwriter resulting in net proceeds to the Company of at least $10,000,000.

     Section 3.12 Delisting. (a) If a conversion by an Investor would result in the Company issuing to such Investor in excess of such Investor's pro rata portion of 20% of the Company's outstanding Common Stock (such pro rata portion adjusted pursuant to Section 3.16), which 20% issuance would, in the written opinion of counsel for the Company, result in the Company being delisted from the Nasdaq NMS for issuing in excess of 20% of its outstanding Common Stock to the Investors without the approval of the Company's shareholders, then the Company shall redeem for cash, within T+3 (as defined in the Certificate) of the Conversion Date (as defined in the Certificate) (x) those Preferred Shares covered by the applicable Conversion Notice (as defined in the Certificate) that could not be converted into 20% or less of the outstanding Common Stock and (y) at the election of such Investor, all other Preferred Shares (i.e., Preferred Shares not covered by the applicable Conversion Notice) then held by such Investor, at a price equal to 130% of the Liquidation Preference in effect at that time; provided that (i) if the Company fails to complete the redemption of such Preferred Shares within T+3 it will, at the option of and upon notice from any Investor who so elects, exchange any or all Preferred shares convertible into in excess of 20% of the outstanding Common Stock for a senior note in an aggregate principal amount equal to 130% of the Liquidation Preference in effect at such time in respect of such Preferred Shares and in the form of Exhibit 3.12 hereto, and (ii) the Company hereby agrees that at such time as the Preferred Shares would be convertible into at least 15% of its outstanding Common Stock, the Company will seek (without delay) and use its best efforts to obtain shareholder approval to issue in excess of 20% of the Company's Common Stock to the holders of Preferred Shares upon the conversion thereof, and (iii) if any Investor has fully converted its Preferred Shares without exhausting its pro rata portion of the 20% of outstanding Common Stock, then each such Investor's remaining portion of that 20% will be allocated proportionally (subject to adjustment pursuant to Section 3.16) among those Investors still holding Preferred Shares in accordance with their pro rata share of the Preferred Shares initially purchased on the Closing Date; provided that no reallocation under this Section 3.12(a)(iii) shall occur until all possible purchases under Sections 3.15 and 3.16 shall have been completed in full or shall have been waived or shall have expired. The Company will use its best efforts to provide at least 6 Trading Days prior written notice of any such redemption and will reimburse converting Investors for any losses incurred as a result of the failure to provide such notice. Notwithstanding the Company's obligation to so reimburse for losses, in no event may the Company fail to honor a Conversion Notice and redeem Preferred Shares submitted for conversion pursuant to this
Section 3.12 unless it has notified a converting Investor of its intention to do so within 1 hour of such Investor's sending the Company a Conversion Notice.

          (b) In the event the NASD threatens to delist the Common Stock from the Nasdaq NMS because the per share market price of a share of Common Stock is not at least $1.00, then the Company promptly shall take all steps necessary to maintain such a $1 per share market price, including but not limited to effecting a reverse stock split of the Company.

     Section 3.13 No Discounted Convertible Offerings. Notwithstanding any other provisions of this Agreement, the Certificate, the Registration Rights Agreement or the Warrant, until (A) if the Company's rights under Section 3.15 have expired or been waived, the earlier of the twelve (12) month anniversary of the Closing or the date on which in excess of eighty percent (80%) of the Preferred Shares then issued have been converted or (B) if the Company has compelled the Investors to purchase additional Preferred Shares pursuant to Section 3.15 or its rights thereunder have not expired or been waived, on the earlier of the twelve (12) month anniversary of the date of purchase (or the last possible date of purchase) pursuant to Section 3.15 and the date on which in excess of eighty percent (80%) of the Preferred Shares then issued and issuable under Section
3.15 have been converted, but in any event the limitations imposed by this
Section 3.13 will expire not later than the twenty-four (24) month anniversary of the Closing Date, the Company will not without the consent of the Investors holding 75% or more of the Preferred Shares offer or sell any securities convertible into or exercisable or exchangeable for Common Stock where the conversion, exercise and/or exchange price of such security is a function of or varies with (i) the market price of the underlying security at or during some period of time prior to such conversion or
(ii) the price at which any holder of the underlying security sells that security on or about the date of such conversion.

     Section 3.14 Capitalization Updates. The capitalization information required by Section 2.1(c) will be updated quarterly in a certificate delivered by the Company to each Investor on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 1998.

     Section 3.15 Mandatory Future Purchases. In the event that:

          (i) the closing bid price of a share of Common Stock on the principal Approved Market has been $3 (such $3 price being subject to the same adjustments as may from time to time be made to the Fixed Conversion Price (as defined in the Certificate)) or more for each of the preceding 30 Trading Days, and

          (ii) there is, and has been for each of the preceding 60 Trading Days, Effective Registration, and

          (iii) there are not, and have not been in any of the preceding 60 Trading Days, any Interfering Events (as such term is defined in the Registration Rights Agreement), and

          (iv) no transaction or event specified in Section 4(o) of the Certificate has been announced or is known or reasonably suspected by the Company to be pending, and

          (v) the aggregate market value of all the shares of Common Stock trading on the principal Approved Market on a single Trading Day (exclusive of "block trades", which shall mean trades in excess of 25,000 shares of Common Stock) shall be in excess of $450,000 per Trading Day for each of the 30 preceding Trading Days, and

          (vi) the Company shall have a net worth of at least $17,000,000 as certified in writing to the Investors by the chief financial officer of the Company, and

          (vii) there have been no breaches by the Company that have not been fully cured under this Agreement, the Registration Rights Agreement, the Certificate or the Warrant, and

          (viii) all the Company's representations and warranties contained in this Agreement, the Registration Rights Agreement and the Warrant shall continue to be true, and all the Company's covenants contained in this Agreement, the Registration Rights Agreement and the Warrant shall have been performed when and as required, all as certified in writing by the chief financial officer of the Company, and

          (ix) 200% of the number of shares of Common Stock into which Preferred Shares (whether already issued and outstanding or issuable pursuant to this Section 3.15) could be converted shall be authorized, available, reserved for such conversion and subject to an effective registration statement under the Securities Act, and

          (x) the issuance of 5,000 Preferred Shares pursuant to this Agreement as well as the issuance of additional Preferred Shares pursuant to this
     Section 3.15 and Section 3.16 have been approved by the shareholders of the Company pursuant to NASD Rule 4460(i);


then the Company may compel the Investors upon written notice (assuming the conditions specified in (i) through (x) above were also satisfied as of the date of such notice and as the date of the closing described below) thereto to purchase, for immediately available funds, one additional Preferred Share (at a price of $1,000 per Preferred Share) for each Preferred Share purchased by the Investors at the Closing; provided that such mandatory purchase must be consummated within 180 days of the date on which the condition specified in (i) above is first satisfied and in addition, no later than twelve (12) months following the Closing Date or else the Company's rights under this Section 3.15 will expire; provided further that such closing will take place no earlier than 5 Trading Days after receipt by the Investors of the written notice hereunder unless the Investors agree otherwise in writing; provided additionally that such additional Preferred Shares will be purchased by the Investors in proportion to their purchases of the initial 5,000 Preferred Shares at the Closing and the obligations of such Investors under this Section 3.15 shall be in all respects several and not joint; and provided finally that (x) all the closing conditions contained in Section 4.2 shall be satisfied again at the time additional Preferred Shares are issued under this Section 3.15, and (y) the Common Shares underlying the Preferred Shares to be purchased pursuant to this Section 3.15 will be subject to Effective Registration on the date of closing pursuant to this Section 3.15. At the closing described in this Section 3.15, the Company will issue to each Investor, with respect to its purchase of Preferred Shares pursuant to this Section 3.15, 80 Warrants per Preferred Share purchased, in the form of Exhibit 1.1B, struck at 150% of the Fair Market Price (as defined in the Certificate) calculated on the day prior to the closing under this Section 3.15 and exercisable for five years following the date of issuance of such Warrants.

     Section 3.16 Optional Future Purchases. In the event that:

          (i) the closing bid price of a share of Common Stock on the principal Approved Market has been $3 (such $3 price being subject to the same adjustments as may from time to time be made to the Fixed Conversion Price (as defined in the Certificate)) or more for each of the preceding 30 Trading Days, and

          (ii) there is, and has been for each of the preceding 60 Trading Days, Effective Registration, and

          (iii) there are not, and have not been in any of the preceding 60 Trading Days, any Interfering Events (as such term is defined in the Registration Rights Agreement), and

          (iv) no transaction or event specified in Section 4(o) of the Certificate has been announced or is known or reasonably suspected by the Company to be pending, and

          (v) the aggregate market value of all the shares of Common Stock trading on the principal Approved Market on a single Trading Day (exclusive of "block trades", which shall mean trades in excess of 25,000 shares of Common Stock) shall be in excess of $450,000 per Trading Day for each of the 30 preceding Trading Days, and

          (vi) the Company shall have a net worth of at least $17,000,000 as certified in writing to the Investors by the chief financial officer of the Company, and

          (vii) there have been no breaches by the Company that have not been fully cured under this Agreement, the Registration Rights Agreement, the Certificate or the Warrant, and

          (viii) all the Company's representations and warranties contained in this Agreement, the Registration Rights Agreement and the Warrant shall continue to be true, and all the Company's covenants contained in this Agreement, the Registration Rights Agreement and the Warrant shall have been performed when and as required, all as certified in writing by the chief financial officer of the Company, and

          (ix) 200% of the number of shares of Common Stock into which Preferred Shares (whether already issued and outstanding or issuable pursuant to this Section 3.16) could be converted shall be authorized, available, reserved for such conversion and subject to an effective registration statement under the Securities Act, and

          (x) the issuance of 5,000 Preferred Shares pursuant to this Agreement as well as the issuance of additional Preferred Shares pursuant to this
     Section 3.16 and this Section 3.16 have been approved by the shareholders of the Company pursuant to NASD Rule 4460(i);


then each Investor may (assuming the conditions specified in (i) through (x) above were also satisfied as of the date of such notice and as the date of the closing described below) purchase up to one (1) additional Preferred Share (at a price of $1,000 per Preferred Share) for each 2.5 Preferred Shares purchased at the Closing; provided that such optional purchase must be consummated within 180 days of the date on which the condition specified in (i) above is first satisfied and, in addition, no later than twelve (12) months following the Closing Date or else the Investor's rights under this Section 3.16 will expire; provided further that the rights and obligations of Investors under this Section
3.16 shall be in all respects several and not joint; and provided finally that all the closing conditions contained in Section 4.2 shall be satisfied again at the time additional Preferred Shares are issued under this Section 3.16. If the Investors' exercise of rights pursuant to this Section 3.16 is not in proportion to the initial purchase of Preferred Shares on the Closing Date, then, for purposes of Section 3.12, the Investors' pro rata portions of the 20% of the Company's outstanding Common Stock will be adjusted by setting each such Investor's percentage to be equal to a fraction, the numerator of which shall be the total number of Preferred Shares purchased by such Investor and the denominator of which shall be the total number of Preferred Shares issued to the Investors. At the closing described in this Section 3.16, the Company will issue to each Investor, with respect to its purchase of Preferred Shares pursuant to this Section 3.16, 80 Warrants per Preferred Share purchased in the form of
Exhibit 1.1B, struck at 150% of the Fair Market Price (as defined in the Certificate) calculated on the day prior to the closing under this Section 3.16 and exercisable for five years following the date of issuance of such warrants.

     Section 3.17 Shareholder Approval. The Company shall present to a shareholders' meeting, anticipated to be held by June 30, 1998, resolutions approving the issuance of the Preferred Shares on the Closing Date as well as the mandatory purchase pursuant to Section 3.15 and the optional purchase pursuant to Section 3.16, shall solicit proxies in favor of such resolutions and shall use its best effort to obtain shareholder approval thereof.

     Section 3.18 Vote Calculations. For purposes of determining the applicable percentage of holders in favor of any waivers, consents, amendments or votes undertaken in connection with this Agreement, the Certificate, the Registration Rights Agreement or the Warrants between the date of this Agreement and any closing pursuant to Section 3.15 or any expiration or waiver of all rights thereunder, the percentage vote or consent will be calculated as a fraction, the denominator of which will equal the sum of (A) the Liquidation Preference of all unconverted and outstanding Preferred Shares plus (B) the aggregate of all Investors' commitment (i.e., $5,000,000) to purchase Preferred Shares pursuant to Section 3.15 without reference to the 20% limitation described in Section
3.12 (the "Commitment"), and the numerator of which will equal the sum of (C) the aggregate Liquidation Preferences of all outstanding and unconverted Preferred Shares being voted in favor of such measure plus (D) the Commitment being voted in favor of such measure. By way of example, if a 75% vote was needed under circumstances in which Preferred Shares with a total Liquidation Preference of $1,000,000 remained unconverted and outstanding (such that the denominator described above was $6,000,000), the votes of holders of Preferred Shares with Liquidation Preferences and/or Commitments of $4,500,000 in the aggregate would need to vote in favor of a measure for it to pass. Additionally, holders of Preferred Shares (other than the Investors and their affiliates) who are affiliates of the Company (and the Company itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and not deemed outstanding for purposes of any such vote.


                                   ARTICLE IV

                             CONDITIONS TO CLOSINGS

     Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Preferred Shares. The obligation hereunder of the Company to issue and/or sell the Preferred Shares to the Investors at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

          (a) Accuracy of the Investors' Representations and Warranties. The representations and warranties of each Investor will be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which will be true and correct in all material respects as of such date).

          (b) Performance by the Investors. Each Investor shall have performed all agreements and satisfied all conditions required to be performed or satisfied by such Investor at or prior to the Closing.

          (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Certificate or the Warrants.

     Section 4.2 Conditions Precedent to the Obligation of the Investors to Purchase the Preferred Shares. The obligation hereunder of each Investor to acquire and pay for the Preferred Shares at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. (These conditions will also be satisfied at a closing pursuant to Section 3.15 and/or 3.16, and references to the Closing and Closing Date herein shall, in such case, be deemed to refer to the date of closing under Section 3.15 or 3.16, as the case may be.) These conditions are for each Investor's benefit and may be waived by each Investor at any time in its sole discretion.

          (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date).

          (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing.

          (c) Nasdaq NMS. From the date hereof to the Closing Date, trading in the Company's Common Stock shall not have been suspended by the SEC or the Nasdaq NMS (or other Approved Market), and trading in securities generally as reported by the Nasdaq NMS (or other Approved Market) shall not have been suspended or limited, and the Common Stock shall not have been delisted from the Nasdaq NMS (or any other Approved Market where they are currently listed), and the market value of the outstanding Common Stock shall not have decreased below $1.00 per share.

          (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Certificate or the Warrants.

          (e) Opinion of Counsel. At the Closing, the Investors shall have received an opinion of counsel to the Company in the form attached hereto as
Exhibit 4.2(e) and such other opinions, certificates and documents as the Investors or their counsel shall reasonably require incident to the Closing.

          (f) Registration Rights Agreement. The Company and the Investors shall have executed and delivered the Registration Rights Agreement in the form and substance of Exhibit 4.2(f) attached hereto.

          (g) Adverse Changes. No event which had or is likely to have, in the reasonable judgment of the Investors, a Material Adverse Effect on the Company or any of its direct or indirect subsidiaries shall have occurred.

          (h) Officer's Certificate. The Company shall have delivered to the Investors a certificate in form and substance satisfactory to the Investors and the Investors' Counsel, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Charter, By-Laws, good standing and authorizing resolutions of the Company.

          (i) Certificates and Warrants. The Investors shall have received certificates representing the Preferred Shares and Warrants in the form and substance of Exhibit 1.1A and 1.1B hereto.

          (j) Certificate. The Certificate shall have been accepted for filing by the Secretary of State of the State of Delaware and a stamped copy thereof shall have been provided to the Investors' Counsel.

          (k) Due Diligence. Each Investor shall have completed its financial, accounting, operational and legal due diligence in a manner satisfactory to such Investor in its sole discretion.


                                    ARTICLE V

                                LEGEND AND STOCK

     The Company will issue one or more certificates representing the Preferred Shares and the Warrants in the name of the Investor or its designees and in such denominations to be specified by the Investor prior to (or from time to time subsequent to) Closing. Each certificate representing the Preferred Shares and the Warrants and any shares of Common Stock issued upon conversion or exercise thereof shall be stamped or otherwise imprinted with a legend substantially in the following form:

               THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

     The Company agrees to reissue Preferred Shares and Warrants without the legend set forth above at such time as (i) the holder thereof is permitted to dispose of such Preferred Shares and/or Warrants and Common Stock issuable upon conversion or exercise thereof pursuant to Rule 144(k) under the Act, or (ii) such Preferred Shares and/or Warrants are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly without registration under the Act.

     Prior to the Registration Statement (as defined in the Registration Rights Agreement) being declared effective, any Common Shares issued pursuant to conversion of Preferred Shares or Warrant Shares issued upon exercise of the Warrants shall bear a legend in the same form as the legend indicated above; provided that such legend shall be removed from the Common Shares and Warrant Shares and the Company shall issue new certificates without such legend if (i) the holder thereof is permitted to dispose of such Common Shares and/or Warrant Shares pursuant to Rule 144(k) under the Act or (ii) such Common Shares and/or Warrant Shares are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and it counsel) are able to dispose of such shares publicly without registration under the Act. Upon such Registration Statement becoming effective, the Company agrees to promptly, but no later than three (3) business days thereafter, issue new certificates representing such Common Shares and Warrant Shares without such legend. Any Common Shares issued pursuant to conversion of Preferred Shares or Warrant Shares issued upon exercise of the Warrants or after the Registration Statement has become effective shall be free and clear of any legends, transfer restrictions and stop orders. Notwithstanding the removal of such legend, each Investor agrees to sell the Common Shares and Warrant Shares represented by the new certificates in accordance with the applicable prospectus delivery requirements (if copies of a current prospectus are provided to such Investor by the Company) or in accordance with an exception from the registration requirements of the Act.

     Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement.


                                   ARTICLE VI

                                   TERMINATION

     Section 6.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and a majority in interest of the Investors.

     Section 6.2 Other Termination. This Agreement may be terminated by action of the Board of Directors of the Company or by any of the Investors at any time if the Closing shall not have been consummated by the fifth business day following the date of this Agreement; provided, however, that the party (or parties) prepared to close shall retain its (or their) right to sue for any breach by the other party (or parties).


                                   ARTICLE VII

                                  MISCELLANEOUS

     Section 7.1 Stamp Taxes. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Preferred Shares pursuant hereto (other than taxes measured against the Investors' income), the Common Shares issued upon conversion thereof or the Warrant Shares issued upon exercise of the Warrants.

     Section 7.2 Specific Performance; Consent to Jurisdiction; Jury Trial.

          (a) The Company and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

          (b) THE COMPANY AND EACH OF THE INVESTORS (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, THE NEW YORK STATE COURTS AND OTHER COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY AND EACH OF THE INVESTORS CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

          (c) THE COMPANY AND EACH INVESTOR HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

     Section 7.3 Entire Agreement; Amendment. This Agreement, together with the Registration Rights Agreement, the Warrants, the Certificate and the agreements and documents executed in connection herewith and therewith, contains the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and Investors holding 75% or more of the Preferred Shares.

     Section 7.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing by mail, facsimile or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

           to the Company:

                          General Magic, Inc.
                          420 N. Mary Avenue
                          Sunnyvale, CA  94086
                          Attention:  President
                          Facsimile:  (408) 774-4033

           with copies to:

                          Gray, Cary, Ware & Freidenrich
                          400 Hamilton Avenue
                          Paolo Alto, Ca  94301
                          Attention:   James Koshland, Esq.
                          Facsimile: (650) 327-3699
           to the Investors:

                          To each Investor at the address and/or fax number set forth on Schedule I of this Agreement.

           with copies to:

                          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                          551 Fifth Avenue, 18th Floor
                          New York, New York 10176
                          Attention:Stephen M. Schultz, Esq.
                          Facsimile:(212) 986-8866


Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

     Section 7.5 Indemnity. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees but excluding consequential damages) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

     Section 7.6 Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     Section 7.7 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     Section 7.8 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of all Investors (which consent may be withheld for any reason in their sole discretion), except that the Company may assign this Agreement in connection with the sale of all or substantially all of its assets provided that the Company is not released from any of its obligations hereunder, such assignee assumes all obligations of the Company hereunder, and appropriate adjustment of the provisions contained in this Agreement, the Registration Rights Agreement, the Certificate and the Warrants is made, in form and substance satisfactory to the Investors, to place the Investors in the same position as they would have been but for such assignment, in accordance with the terms of the Certificate and the Warrants. Any Investor may assign this Agreement (in whole or in part) or any rights or obligations hereunder without the consent of the Company in connection with any sale or transfer all or any portion of the Preferred Shares or Warrants held by such Investor, provided that no Investor may assign this Agreement prior to the Closing Date without the Company's prior written consent except to an affiliate or affiliates of such Investor.

     Section 7.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     Section 7.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to such state's principles of conflict of laws.

     Section 7.11 Survival. The representations and warranties and the agreements and covenants of the Company and each Investor contained herein shall survive the Closing.

     Section 7.12 Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

     Section 7.13 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of any Investor without its consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed herewith to each Investor and any public announcement including the name of an Investor to such Investor, prior to the release of such announcements.

     Section 7.14 Severability. The parties acknowledge and agree that the Investors are not agents, affiliates or partners of each other, that all representations, warranties, covenants and agreements of the Investors hereunder are several and not joint, that no Investor shall have any responsibility or liability for the representations, warrants, agreements, acts or omissions of any other Investor, and that any rights granted to "Investors" hereunder shall be enforceable by each Investor hereunder.

     Section 7.15 Like Treatment of Holders; Redemption. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption or exchange of Preferred Shares, or otherwise, to any holder of Preferred Shares, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Certificate or this Agreement or the Registration Rights Agreement or the Warrants, unless such consideration is required to be paid to all holders of Preferred Shares bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Preferred Shares for redemption or exchange. The Company shall not, directly or indirectly, redeem any Preferred Shares unless such offer of redemption is made pro rata to all holders of Preferred Shares on identical terms.

     Section 7.16 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                        GENERAL MAGIC, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        INVESTORS:

                                        HALIFAX FUND, L.P.
                                        By: THE PALLADIN GROUP, L.P.
                                            Attorney-in-fact


                                        By: PALLADIN CAPITAL MANAGEMENT, L.L.C.,
                                            General Partner

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        RGC INTERNATIONAL INVESTORS, LDC

                                        By: ROSE GLEN CAPITAL MANAGEMENT, L.P.,
                                            Investment Manager

                                        By: RGC GENERAL PARTNER CORP.,
                                            General Partner

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        HERACLES FUND

                                        By: PROMETHEAN INVESTMENT GROUP, L.L.C.,
                                            Its Investment Advisor


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        THEMIS PARTNERS L.P.

                                        By: PROMETHEAN INVESTMENT GROUP, L.L.C.,
                                            Its Investment Advisor


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title: